RESIGNATION AS OFFICER AND DIRECTOR OF ORDERPRO LOGISTICS, INC.


October 3rd, 2000

OrderPro Logistics, Inc.
10245 E. Via Linda, Suite 220
Scottsdale, AZ  85258-5317

Attention: Corporate Officer/Board of Directors of OrderPro Logistics, Inc.

Gentlemen:

     Pursuant to the Agreement and Plan of Reorganization, I hereby tender my resignation from OrderPro Logistics, Inc. as Officer and Director effective immediately.

                                   Sincerely,

                                   /s/ Edmond L. Lonergan
                                   ----------------------
                                   Edmond L. Lonergan